Exhibit 5.1

Baker & McKenzie LLP 1114 Avenue of the Americas New York, New York 10036, USA

Tel: +1 212 626 4100 Fax: +1 212 310 1600 www.bakernet.com

Asia

Pacific

Bangkok

Beijing

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Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur

Manila

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe &

Middle East

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Bologna

Brussels

Budapest

Cairo

Düsseldorf

Frankfurt / Main

Geneva

Kyiv

London

Madrid

Milan

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Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

North & South

America

Bogotá

Brasilia

Buenos Aires

Calgary

Caracas

Chicago

Chihuahua

Dallas

Guadalajara

Houston

Juarez

Mexico City

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Monterrey

New York

Palo Alto

Porto Alegre

Rio de Janeiro

San Diego

San Francisco

Santiago

Sao Paulo

Tijuana

Toronto

Valencia

Washington, DC

July 30, 2007

WorldSpace, Inc.

8515 Georgia Avenue

Silver Spring, Maryland 20910

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of WorldSpace, Inc. (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 3,176,471 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Shares”), which represent one hundred twenty percent of the 2,647,059 shares issuable upon exercise of certain warrants (the “Warrants”) issued pursuant to Amendment, Redemption and Exchange Agreements dated June 1, 2007 among the Company and each of the investors listed therein.

We understand that the Shares are to be offered and sold from time to time, following exercise of the Warrants, by the persons identified in the Registration Statement, as described in the Registration Statement and any amendments thereto, the Prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus.

As the Company’s legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the issuance of the Shares upon exercise of the Warrants and have examined such records and documents as we have deemed necessary to form a basis for the opinion expressed herein.

Based on the foregoing and subject to the qualifications set forth below, and having regard to the legal considerations we deem relevant, we are of the opinion that the issuance of the Shares has been duly authorized and that the Shares, when issued upon exercise of the Warrants, in accordance with the terms of the Warrants, will be validly issued, fully-paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

Very truly yours, /s/ Baker & McKenzie LLP